Registration No. 333-

As filed with the Securities and Exchange Commission on October 17, 2014

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

BRIGGS & STRATTON CORPORATION

(Exact name of registrant as specified in its charter)

WISCONSIN	39-0182330
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

12301 West Wirth Street
Wauwatosa, Wisconsin	53222
(Address of Principal Executive Offices)	(ZIP Code)

BRIGGS & STRATTON CORPORATION 2014 OMNIBUS INCENTIVE PLAN

(formerly known as the Amended and Restated

Briggs & Stratton Corporation Incentive Compensation Plan)

(Full title of the plan)

ROBERT F. HEATH Vice President, General Counsel and Secretary Briggs & Stratton Corporation 12301 West Wirth Street Wauwatosa, Wisconsin 53222	Copy to: RYAN P. MORRISON Quarles & Brady LLP 411 East Wisconsin Avenue Milwaukee, Wisconsin 53202

(Name and address of agent for service)

(414) 259-5333

(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, par value $0.01 per share, with attached Common Share Purchase Rights	3,760,000 shares and attached rights	$17.46 (2)	$65,649,600 (2)	$7,628.49

(1)	Each share of common stock will have attached thereto one common share purchase right (a “right”) issued pursuant to the registrant’s Rights Agreement. The Briggs & Stratton 2014 Omnibus Incentive Plan (formerly known as the Amended and Restated Briggs & Stratton Corporation Incentive Compensation Plan) (the “Plan”) provides for possible adjustment of the number, price and kind of shares covered by equity incentive awards granted or to be granted in the event of certain capital or other changes affecting the registrant’s common stock. This registration statement therefore covers, in addition to the above stated 3,760,000 shares (and attached rights), an indeterminate number of shares (and attached rights) that may become subject to the Plan by means of any such adjustment.
(2)	Pursuant to Rule 457(h), estimated solely for the purpose of computing the registration fee based upon the average of the high and low sales prices of the registrant’s common stock on the New York Stock Exchange on October 10, 2014. The value attributable to the rights is reflected in the price of the registrant’s common stock.

STATEMENT UNDER GENERAL INSTRUCTION E

REGISTRATION OF ADDITIONAL SECURITIES

This Registration Statement on Form S-8 (the “Registration Statement”) is being filed by Briggs & Stratton Corporation (the “registrant”) pursuant to General Instruction E to Form S-8 under the Securities Act of 1933, as amended (the “Securities Act”), to register additional shares for issuance pursuant to the Briggs & Stratton Corporation 2014 Omnibus Incentive Plan (formerly known as the Amended and Restated Briggs & Stratton Corporation Incentive Compensation Plan) (the “Plan”). Unless otherwise noted herein, this Registration Statement incorporates by reference the contents of the registrant’s previous registration statements on Form S-8 (File Nos. 333-42842, 333-123512 and 333-168157), and all the exhibits thereto, relating to the Plan, which were previously filed with the Securities and Exchange Commission on August 2, 2000, March 23, 2005, and July 16, 2010, respectively.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents filed by the registrant (Commission File No. 1-1370) with the Securities and Exchange Commission pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) are incorporated herein by reference:

•	The registrant’s Annual Report on Form 10-K for the fiscal year ended June 29, 2014;

•	The registrant’s Current Reports on Form 8-K filed on July 3, 2014, July 11, 2014 (as to Items 2.05 and 2.06), August 19, 2014, August 21, 2014, and September 11, 2014;

•	The description of the registrant’s common stock contained in the registrant’s Registration Statement on Form 8-B, dated October 12, 1992, and filed with the Commission on October 14, 1992; and any amendment or report filed for the purpose of updating such description; and

•	The description of the common share purchase rights contained in Amendment No. 4 to the registrant’s Registration Statement on Form 8-A/A, dated and filed with the Commission on August 13, 2012; and any amendment or report filed for the purpose of updating such description.

All documents subsequently filed by the registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of the filing of such documents.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes hereof to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part hereof.

Item 8.	Exhibits.

See Exhibit Index following the Signatures page to this Registration Statement, which Exhibit Index is incorporated herein by reference.

Item 9.	Undertakings.

In accordance with the corresponding lettered undertakings in Item 512 of Regulation S-K:

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the registration statement.

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

* * * * *

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

* * * * *

(h) Reference is made to the indemnification provisions described in Item 6 of the registrant’s previous registration statement on Form S-8 (File No. 333-42842); as noted above, portions of such registration statement are incorporated by reference into this Registration Statement.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Milwaukee, State of Wisconsin, on October 17, 2014.

BRIGGS & STRATTON CORPORATION

By:	/s/ David J. Rodgers
David J. Rodgers
Senior Vice President and Chief Financial Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Todd J. Teske, David J. Rodgers and Robert F. Heath, or any of them, with full power of substitution and re-substitution, as his or her true and lawful attorneys-in-fact and agents, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including pre-effective and post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, and any other regulatory authority, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.*

Signature	Title
/s/ Todd J. Teske Todd J. Teske	Chairman, President and Chief Executive Officer (Principal Executive Officer and Director)

/s/ David J. Rodgers David J. Rodgers	Senior Vice President and Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)

/s/ James E. Humphrey James E. Humphrey	Director

/s/ Frank M. Jaehnert Frank M. Jaehnert	Director

/s/ Patricia L. Kampling Patricia L. Kampling	Director

/s/ Keith R. McLoughlin Keith R. McLoughlin	Director

/s/ Henrik C. Slipsager Henrik C. Slipsager	Director

/s/ Charles I. Story Charles I. Story	Director

/s/ Brian C. Walker Brian C. Walker	Director

*	Each of the signatures is affixed as of October 17, 2014.

BRIGGS & STRATTON CORPORATION

(the “registrant”)

(Commission File No. 1-1370)

EXHIBIT INDEX

TO

REGISTRATION STATEMENT ON FORM S-8

Exhibit No.	Description	Incorporated Herein by Reference To	Filed Herewith

4.1(a)	Articles of Incorporation	Exhibit 3.2 to the registrant’s Quarterly Report on Form 10-Q for the quarter ended October 2, 1994

4.1(b)	Amendment to Articles of Incorporation	Exhibit 3.1 to the registrant’s Quarterly Report on Form 10-Q for the quarter ended September 26, 2004

4.2(a)	Bylaws, as amended and restated, as adopted on April 15, 2009	Exhibit 3.2 to the registrant’s Quarterly Report on Form 10-Q for the quarter ended March 29, 2009

4.2(b)	Amendments to Bylaws, as adopted on August 8, 2012	Exhibit 3.1 to the registrant’s Current Report on Form 8-K dated August 8, 2012

4.3	Rights Agreement dated as of August 7, 1996, as amended through August 8, 2012, between Briggs & Stratton Corporation and Wells Fargo Bank, N.A., as successor rights agent, which includes the form of Right Certificate as Exhibit A and the Summary of Rights to Purchase Common Shares as Exhibit B.	Exhibit 4.1 to Amendment No. 4 to the registrant’s Registration Statement on Form 8-A/A filed on August 13, 2012

4.4	Briggs & Stratton Corporation 2014 Omnibus Incentive Plan	Exhibit B to the registrant’s Definitive Proxy Statement on Schedule 14A, filed on September 4, 2014

5	Opinion of Quarles & Brady LLP		X

23.1	Consent of Deloitte & Touche LLP		X

23.2	Consent of PricewaterhouseCooopers LLP		X

23.3	Consent of Quarles & Brady LLP		Contained in Opinion filed as Exhibit 5 Contained in Signatures page to the Registration Statement on Form S-8
24	Power of Attorney

5